FIRST SUPPLEMENT
                      TO MASTER SYNDICATED LOAN AGREEMENT

THIS FIRST SUPPLEMENT to the Master Syndicated Loan Agreement is entered into as of the 30th day of August, 1994, by and among HARVEST STATES COOPERATIVES (the "Company"), the NATIONAL BANK FOR COOPERATIVES (`CoBank"), and the ST. PAUL BANK FOR COOPERATIVES ("St. Paul") (collectively, the "Banks").

         SECTION 1. THE COMMITMENTS. On the terms and conditions set forth in this Supplement and the Master Syndicated Loan Agreement dated August 30, 1994, (the "MLA"), each Bank agrees to make loans to the Company during the period commencing on August 30, 1994, and ending on but not including August 30, 1995, in an aggregate principal amount for each Bank not to exceed $42,500,000 (the "Commitments"). Loans will be made directly by each Bank to the Company in the manner set forth below. However, all loans will be made on a pro rata basis so that at all times each Bank shall have the same amount outstanding hereunder. Amounts borrowed under the Commitments and later repaid may not be reborrowed.

         SECTION 2. PURPOSE. The purpose of the Commitments is to finance capital expenditures to be made by the Company pursuant to its 1995 board approved budget.

         SECTION 3. AVAILABILITY. Subject to Section 1 hereof, loans will be made available on any Business Day upon the telephonic or written request of an authorized employee of the Company. Requests for loans must be received by the Banks no later than 12:00 noon, Company's local time on the day the loan is desired. Unless otherwise agreed, all loans will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account(s) as the Company may authorize from time to time on forms supplied by the Banks. In making loans on telephonic request, each Bank shall be entitled to rely on (and shall incur no liability to the Company in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Company to request loans hereunder.

         SECTION 4.  INTEREST.

                  (A) INTEREST RATE OPTIONS. The Company agrees to pay interest on the unpaid principal balance of the loans in accordance with one or more of the following options, as selected by the Company in accordance with the terms hereof:

                           (i) VARIABLE RATE OPTION. At a rate per annum equal
at all times to the rate of interest announced by CoBank from time to time as its National Variable Rate (the "Variable Rate Option"). The National Variable Rate will change on the date established by CoBank as the effective date of any such change and CoBank agrees to notify the Company and St. Paul promptly after any change in the National Variable Rate.

                           (ii) FIXED RATE OPTION. At a fixed rate per annum
equal to: (i) in the case of rates fixed on or before August 30, 1997, 90 basis points above the Banks' Estimated Cost of Funds for periods ranging from 30 days to the life of the loan, as selected by the Company; and (ii) in the case of rates fixed after August 30, 1997, at a rate to be quoted by the Banks in their sole discretion in each instance (collectively the "Fixed Rate Option"). Under this option, rates may be fixed on individual, non-amortizing balances of $100,000 or more (for each Bank). However, unless the Banks otherwise agree in their sole discretion in each instance, rates may not be fixed in such a manner as to require the Company to have to repay any fixed rate balance prior to the last day of its fixed rate period in order to pay any installment of principal.

First Supplement

The Company shall select the applicable option at the time it obtains a loan hereunder and may, by 12:00 noon, Company's local time on any Business Day, elect to convert qualifying amounts outstanding under the Variable Rate Option to the Fixed Rate Option. In addition, by 12:00 noon, Company's local time on the last day of any fixed rate period, the Company may elect to fix a rate for an additional period or convert the balance to the Variable Rate Option. In the absence of any such election, interest shall automatically accrue at the Variable Rate Option. Notwithstanding the foregoing, the Company shall exercise its options hereunder in such a manner as to ensure that loans made by each Bank are accruing interest at the same rates for the same periods.

                 (B) CALCULATION AND PAYMENT. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days, and shall be payable monthly in arrears by the 20th day of the following month. In calculating interest, the date each loan is made shall be included and the date each loan is repaid shall, if received before 3:00 p.m., Company's local time, be excluded.

         SECTION 5. REPAYMENT. The loans made by each Bank shall be repaid in 120 equal consecutive monthly installments, with the first installment due on August 20, 1996, and the last installment due on July 20, 2006. If any installment due date is not a Business Day, then such installment shall be payable on the next Business Day.

         SECTION 6. PREPAYMENT. The loans may be prepaid on any Business Day on one Business Days' prior written notice. Unless the Banks otherwise agree, all prepayments will be applied pro rata to principal installments owing to each Bank in the inverse order of their maturity and to the various fixed and variable rate balances outstanding on the loans in the following order: (i) first, to any balances fixed for the periods being prepaid; and (ii) next, to such balances, fixed or variable, as the Company may elect; provided, however, that the Company may not elect to apply prepayments in such a manner as to cause the Company to have to repay any fixed rate balance prior to the last day of its fixed rate period in order to pay any scheduled installment of principal. Notwithstanding the foregoing, the Company's right to prepay any fixed rate balance shall be conditioned upon the payment of a prepayment surcharge calculated in accordance with Section 12 of the MLA.

         SECTION 7. MANNER AND TIME OF PAYMENT. All payments shall be made by wire transfer of immediately available funds to: (i) in the case of CoBank, ABA #30-70-88754 for advice to and credit of NATL BK COOP ENGWD; and (ii) in the case of St. Paul, ABA #296090471 (or to such other accounts as either CoBank or St. Paul may designate by notice). The Company shall give the Banks telephonic notice no later than 12:00 noon, Company's local time, of its intent to pay by wire transfer. Wire transfer received after 3:00 p.m., Company's local time, shall be credited on the next business day.

         IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

NATIONAL BANK FOR COOPERATIVES                   HARVEST STATES COOPERATIVES

By: /s/ Elizabeth L. Hund                        By: /s/ T.F. Baker
Title: Vice President                            Title: Group Vice President

ST. PAUL BANK FOR COOPERATIVES
By: /s/ Lee Estenson
Title: Vice President